EXHIBIT 99.2
NEWS RELEASE

GlobeSpanVirata Press Contact:
Bob McMullan
(732) 345-7558


                  GlobeSpan and Virata Announce Merger Closing

     Red Bank, New Jersey - December 17, 2001 - GlobeSpan, Inc. (Nasdaq: GSPN) and Virata Corporation (Nasdaq: VRTA) announced that on Friday, December 14, 2001, their respective stockholders approved the previously announced merger between GlobeSpan and Virata, and that the merger closed subsequent to receiving such stockholder approval. Stockholders of GlobeSpan also approved changing the legal name of the company to GlobeSpan Virata, Inc. The company will be known as GlobeSpanVirata and will trade on the Nasdaq National Market under the symbol "GSPN".

     "With our stockholders' approval and the closing of our merger, GlobeSpanVirata is positioned to realize the full potential of our enhanced scale and global market presence," said Armando Geday, GlobeSpanVirata's CEO. "GlobeSpanVirata's DSL product line and deep engineering resources are second to none in the industry. Our expanded customer support capabilities and world-class system level expertise will enable us to offer unmatched individualized market support."

     Charles Cotton, Executive Chairman, added, "All of us at GlobeSpanVirata are thrilled with the rapid, successful completion of our merger and feel we have today taken a significant step toward fulfilling our vision of becoming the world's premier broadband communications semiconductor and software systems provider."

About GlobeSpanVirata

     GlobeSpanVirata is a leading provider of integrated circuits, software and system designs for broadband applications that enable the high-speed transmission of data, voice and video over copper telephone lines. GlobeSpanVirata delivers complete high speed, cost effective and flexible DSL chipset solutions to more than 300 global customers that manufacture broadband access equipment for businesses and consumers.

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     GlobeSpanVirata is one of the world's largest organizations dedicated primarily to DSL and related broadband technology. The company applies the industry's longest history in DSL research and development, as well as over 15 years of field experience, to offer unparalleled customer support and to successfully bring its proven broadband solutions to market.

     GlobeSpanVirata is headquartered at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached at +1-732-345-7500 or at www.globespanvirata.com. The GlobeSpanVirata name and logo are trademarks of GlobeSpan Virata, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Except for historical information contained herein, this press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Actual events may differ materially from those projected in these forward-looking statements due to changes in economic, business, competitive, technological and/or regulatory factors and factors affecting the integration of the businesses of GlobeSpan and Virata. We refer you to the documents GlobeSpan Virata, Inc. files and the documents GlobeSpan and Virata have filed from time to time with the Securities and Exchange Commission, in particular the section entitled "Risk Factors" in the recent Registration Statement on Form S-4 filed with the Commission on November 8, 2001 and the most recent quarterly reports on Form 10-Q and annual reports on Form 10-K of GlobeSpan and Virata. GlobeSpan Virata, Inc. undertakes no obligation to revise or update publicly the forward-looking information contained in this press release for any reason.